UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2005

Varian Semiconductor Equipment Associates, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25395	77-0501994
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

35 Dory Road, Gloucester, MA	01930
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 282-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2005, the stockholders of Varian Semiconductor Equipment Associates, Inc. (the “Company”) approved each of the following amendments to the Company’s Omnibus Stock Plan (the “Plan”):

1. An amendment to increase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) reserved for issuance under the Plan by 1,600,000 shares;

2. An amendment to increase the number of shares of Common Stock available for grant pursuant to stock appreciation rights, restricted stock, performance units and performance shares by 300,000 shares;

3. An amendment to provide that the term of an option granted under the Plan may not be longer than eight years from the applicable date of grant; and

4. An amendment to provide that each non-employee director of the Company receive a non-qualified stock option grant to purchase 12,000 shares of Common Stock on the date of appointment or initial election and that each non-employee director also receive annually a non-qualified option grant to purchase 6,000 shares of Common Stock. The stock options for 7,000 shares of Common Stock granted to each of Eric Chen and Dennis Schmal previously reported on Current Report on Form 8-K/A filed November 30, 2004 became effective upon stockholder approval of this amendment.

In addition, on February 24, 2005, the board of directors of the Company approved an amendment to the Plan providing (i) that no stock awards granted under the Plan may be repriced or exchanged for stock awards with lower exercise prices or purchases prices without stockholder approval and (ii) that the Plan may not be amended to increase the total number of shares available for grant under the Plan without stockholder approval. This amendment to the Plan does not require stockholder approval.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Date: March 2, 2005	By:	/s/ Robert J. Halliday
Robert J. Halliday Executive Vice President, Treasurer and Chief Financial Officer